Exhibit 8.1

Bank of America Plaza

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

704-444-1000

Fax:704-444-1111

www.alston.com

December 8, 2016

Greenbacker Renewable Energy Company LLC

369 Lexington Avenue, Suite 312

New York, NY 10017

Re:	U.S. Federal Income Tax Opinion – Public Offering of Shares of Greenbacker Renewable Energy Company, LLC

Ladies and Gentlemen:

Alston & Bird LLP (the “Firm”) has acted as special U.S. tax counsel to Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (“Greenbacker”), as issuer, in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, of a Registration Statement on Form S-1 (File No. 333-211571) (together with any amendments thereto, the “Registration Statement”), relating to the public offering of up to $1,000,000,000 in limited liability company interests (“Shares”) in the Company (the “Public Offering”). Capitalized terms not defined herein have the meanings assigned to them in the Registration Statement.

In connection with rendering this opinion we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)          the Registration Statement;

(b)          the Company’s LLC Agreement;

(c)          the Company’s certificate of formation filed with the Delaware Secretary of State on December 4, 2012; and

(d)          such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter, including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials, including a certificate of representation (the “Certificate”), dated as of the date hereof, provided to us by the Company.

The documents listed in (a) through (d) above are collectively referred to herein as the “Documents”.

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Greenbacker Renewable Energy Company LLC

December 8, 2016

In rendering this opinion letter, as to relevant factual matters we have examined the Documents, and we have assumed that there has been no material change or development between the dates as of which such Documents were provided and the date hereof. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed to the extent material to the opinions expressed herein (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all Documents, (iii) the enforceability (as limited by bankruptcy and other insolvency laws) and, to the extent relevant to the opinions expressed herein, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all Documents, (iv) the necessary ownership of and/or other rights and interests in assets, and the necessary adequacy and fairness of any consideration therefor, (v) as to factual matters, the accuracy of each of the representations and warranties contained in any Document (including any exhibits attached thereto), (vi) to the extent relevant to the opinions expressed herein, the compliance by the parties thereto with each of the covenants contained in any Document (except when addressing the existence of remedies for the breach of such a covenant), (vii) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates, (viii) there is not any other agreement that modifies or supplements the agreements expressed in any Document in a manner that affects the correctness of any opinion expressed below, (ix) there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with any Document, and (x) none of the parties or agents acting on their behalf have knowledge or have received notice of any defense against the enforcement of any right created by, or any adverse claim to any property transferred pursuant to, the Documents. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based solely upon our review of the Documents. We have conducted no independent investigation with respect to the facts contained in such Documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates except in connection with matters referred to us. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the U.S. federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Greenbacker Renewable Energy Company LLC

December 8, 2016

The opinion expressed herein is based on current provisions of the Code, the Treasury Regulations promulgated thereunder and other relevant published administrative guidance, judicial decisions, all as in effect as of the date hereof and any of which may be subject to different interpretation or changed at any time, possibly with retroactive effect. Any such changes or differing interpretations of the existing authorities could cause the U.S. federal income tax treatment of the issues addressed herein to be materially different from that described below. The foregoing opinion represents only our legal judgment and is not binding on the Internal Revenue Service, other taxing authorities or a court of competent jurisdiction, and there can be no assurance that the Internal Revenue Service, other taxing authorities or a court of competent jurisdiction will not disagree with such opinion. The manner in which any particular issue would be treated by the Internal Revenue Service, another taxing authority or by any actual court would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the characterization of the issues described herein or the outcome of any legal dispute which may arise in the future.

Based upon and subject to the foregoing, it is our opinion that:

1.	assuming the accuracy of the aforementioned representations and assumptions as of the date hereof, as well as the continuing satisfaction of such representations and assumptions, the Company’s proposed method of operation, as described in each of the Registration Statement and the Certificate, will permit the Company to not be classified for U.S. federal income tax purposes as an association or a publicly traded partnership taxable as a corporation; and

2.	although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences” does not purport to summarize all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Shares to U.S. holders and non-U.S. holders (as defined therein), such discussion, to the extent addressing matters of law or legal conclusions with respect thereto, constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of the Shares that are anticipated to be material to U.S. holders and non-U.S. holders who purchase Shares under the Public Offering.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee hereof, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. In addition, a copy of this opinion letter may be posted by the Company on its website if necessary to comply with Rule 17g-5 under the Securities Exchange Act of 1934, as amended; provided that no party is entitled to rely hereon unless an addressee hereof. This opinion letter is being delivered as of the date hereof and we assume no obligation to amend, update, revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring or matter that may come to our attention subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, in permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel as described in the first paragraph hereof, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Greenbacker Renewable Energy Company LLC

December 8, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ ALSTON & BIRD LLP